Exhibit 10.2

FOURTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT

THIS FOURTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT (the “Amendment”), dated as of April 30, 2012, is entered into by and among PHYSICIANS FORMULA, INC., a New York corporation (“Company”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), acting through its Wells Fargo Business Credit operating division.
RECITALS
A.    Company and Wells Fargo are parties to a Credit and Security Agreement dated November 6, 2009 (as amended by the First Amendment to Credit and Security Agreement dated June 29, 2010, the letter agreement dated December 21, 2010, the Second Amendment to Credit and Security Agreement dated February 28, 2011, and the Third Amendment to Credit and Security Agreement dated September 30, 2011, and as further amended, restated or modified from time to time, the “Credit Agreement”). Capitalized terms used in this Amendment have the meanings given to them in the Credit Agreement unless otherwise specified in this Amendment.
B.    Company has requested that the Credit Agreement be further amended, and Wells Fargo is willing to agree to such amendment pursuant to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:
1.Amendments to Credit Agreement. The Credit Agreement is amended as follows:

1.1Section 5.2 of the Credit Agreement. Section 5.2 is hereby amended to read in its entirety as follows:

“(a)    Minimum Book Net Worth. Company shall maintain its Book Net Worth during each period set forth below in an amount not less than the amount set forth below:

Month Ending	Minimum Book Net Worth
April 30, 2012	$48,000,000
May 31, 2012	$48,000,000
June 30, 2012	$49,000,000
July 31, 2012	$49,000,000
August 31, 2012	$49,000,000
September 30, 2012	$48,750,000
October 31, 2012	$48,500,000
November 30, 2012	$48,500,000
December 31, 2012	$50,000,000
January 31, 2013	$49,500,000
February 28, 2013	$49,500,000

(b)    Minimum Adjusted EBITDA.

(i)    Company shall achieve Adjusted EBITDA each fiscal quarter, for the twelve-month period then ended, of not less than the amount set forth below for each such period:

12-Month Period Ending	Minimum Adjusted EBITDA
June 30, 2012	$6,000,000
September 30, 2012	$5,500,000
December 31, 2012	$7,000,000
March 31, 2013	$7,000,000

(ii)    In addition to the immediately preceding clause (i), Company shall achieve Adjusted EBITDA exceeding $1.00 for each two consecutive calendar quarter period, commencing with the quarter ending March 31, 2011, and continuing to be tested as of the end of each calendar quarter thereafter.

(c)    Capital Expenditures. Company shall not incur or contract to incur Capital Expenditures of more than $5,500,000 for the fiscal year ending December 31, 2012.

(d)    Maximum Leverage. Company shall maintain a Leverage Ratio of not greater than the following: (i) 2.5 to 1.0 as of June 30, 2012, and (ii) 2.0 to 1.0 as of September 30, 2012, December 31, 2012, and March 31, 2013.

(e)    Future Financial Covenants. With respect to future periods not covered by the foregoing Sections 5.2(a), (b), (c), and (d), Company and Wells Fargo agree to negotiate in good faith to establish, no later than April 30, 2013, minimum Book Net Worth, minimum Adjusted EBITDA, maximum Capital Expenditures, and maximum Leverage Ratio requirements for such future periods through the Maturity Date.”

2.No Other Changes. Except as explicitly amended by this Amendment or the other Loan Documents delivered in connection with this Amendment, all of the terms and conditions of the Credit Agreement and the other Loan Documents shall remain in full force and effect and shall apply to any advance or letter of credit thereunder. This Amendment shall be deemed to be a “Loan Document” (as defined in the Credit Agreement).

3.Amendment Fee. [Intentionally Omitted].

4.Conditions Precedent. This Amendment shall be effective when Wells Fargo shall have received a duly executed original hereof, together with each of the following, each in substance and form acceptable to Wells Fargo in its sole discretion and duly executed by all relevant parties:

4.1An Acknowledgment and Agreement of Guarantors and Pledgors set forth at the end of this Amendment;

4.2A Certificate of the Secretary of the Company certifying as to (i) the resolutions of the board of directors of the Company approving the execution and delivery of this Amendment and the other Loan Documents contemplated by this Amendment, (ii) the fact that the certificate of incorporation and bylaws of the Company, which were certified and delivered to Wells Fargo pursuant to the Officer's Certificate of the Company's president dated November 6, 2009 (“Closing Certificate”), continue in full force and effect and have not been amended or otherwise modified except as set forth in the Certificate to be delivered, and (iii) certifying that the officers and agents of the Company who have been certified to Wells Fargo, pursuant to the Closing Certificate, as being authorized to sign and to act on behalf of the Company continue to be so authorized or setting forth the sample signatures of each of the officers and agents of the Company authorized to execute and deliver this Amendment and all other documents, agreements and certificates on behalf of the Company; and

4.3Such other matters as Wells Fargo may require.

5.Representations and Warranties. Company hereby represents and warrants to Wells Fargo as follows:

5.1Company has all requisite power and authority to execute this Amendment and any other agreements or instruments required hereunder and to perform all of its obligations hereunder, and this Amendment and all such other agreements and instruments have been duly executed and delivered by Company and constitute the legal, valid and binding obligation of Company, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.2The execution, delivery and performance by Company of this Amendment and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to Company, or the articles of incorporation or by-laws of Company, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which Company is a party or by which Company or its properties may be bound or affected.

5.3All of the representations and warranties contained in Section 4 and Exhibit D of the Credit Agreement (as amended by this Amendment) are true and correct in all material respects on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date (in which case such representations and warranties continue to be true and correct as of such earlier date).

6.References. All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the other Loan Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

7.No Waiver. The execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or a waiver of any breach, default or event of default under any Security Document or other document held by Wells Fargo, whether or not known to Wells Fargo and whether or not existing on the date of this Amendment.

8.Release. Company and each of the Persons signing the Acknowledgement and Agreement of Guarantors and Pledgors (such Persons, the “Guarantors”) set forth below hereby absolutely and unconditionally release and forever discharge Wells Fargo, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description relating to the Credit Agreement, other Loan Documents, or related transactions, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which Company or any Guarantor has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown. It is the intention of the Company and the Guarantors in executing this release that the same shall be effective as a bar to each and every claim, demand and cause of action specified and in furtherance of this intention Company and each Guarantor waives and relinquishes all rights and benefits under Section 1542 of the Civil Code of the State of California, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MIGHT HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

The parties acknowledge that each may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such claims, demands, or causes of action and agree that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts.

9.Costs and Expenses. Company agrees to pay all reasonable fees and disbursements of counsel to Wells Fargo for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. Company hereby agrees that Wells Fargo may, at any time or from time to time in its sole discretion and without further authorization by Company, make a loan to Company under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such reasonable fees and disbursements.

10.Miscellaneous. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument. Transmission by facsimile or “pdf” file of an executed counterpart of this Amendment shall be deemed to constitute due and sufficient delivery of such counterpart. Any party hereto may request an original counterpart of any party delivering such electronic counterpart. This Amendment and the rights and obligations of the parties hereto shall be construed in accordance with, and governed by, the laws of the State of California. In the event of any conflict between this Amendment and the Credit Agreement, the terms of this Amendment shall govern.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

WELLS FARGO BANK,
NATIONAL ASSOCIATION

By:    /s/ Gary Whitaker
Name:     Gary Whitaker
Title:     Authorized Signatory

PHYSICIANS FORMULA, INC.

By:     /s/ Leslie H. Keegan
Name:    Leslie H. Keegan
Title:    Senior Vice President of Finance

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